EXHIBIT 99.1

Havertys Reports Earnings for Fourth Quarter and Full Year 2014

Atlanta, Georgia, February 23, 2015 – HAVERTYS (NYSE: HVT and HVT.A) reports a loss for the quarter ended December 31, 2014 of $(0.45) per diluted share and adjusted earnings of $0.46 per diluted share.  The earnings per diluted share for the full year 2014 was $0.37 and adjusted earnings per diluted share was $1.28.

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Earnings (loss) per diluted share	$(0.45)	$0.42	$0.37	$1.41
Non-cash pension settlement expense	0.90	—	0.90	—
Out-of-period adjustment	—	—	—	(0.02)

Adjusted earnings per diluted share	$0.46	$0.42	$1.28	$1.39

Due to rounding amounts may not add to the totals.
During the fourth quarter Havertys completed the termination of its defined benefit pension plan as previously announced in its Form 8-K filed on May 16, 2014.  The plan participants received their earned benefits through the payment of lump-sum cash distributions, roll-over payments to other retirement accounts, and the purchase of annuity contracts from a third-party insurance company. Havertys' plan was fully funded so no Company contributions were required in 2014 to completely settle the plan's obligations.  As expected, the settlement of these liabilities triggered the non cash recognition of $21.6 million in pension settlement expenses and a tax benefit of $0.9 million in the quarter for a total impact on consolidated net income of $20.7 million.  The termination resulted in the reclassification adjustment of $13.6 million out of accumulated other comprehensive income (loss) on the Company's balance sheet to increase other comprehensive income for 2014. These adjustments did not impact cash flow and resulted in a net reduction in total stockholders' equity of $7.1 million.
Excluding the pension expense after tax, adjusted diluted earnings per share in the fourth quarter totaled $0.46. This compares to diluted earnings per share of $0.42 in the same quarter in 2013.  The diluted earnings per share for the year ended December 31, 2014 is $0.37 compared to $1.41 per share for the same period of 2013.  The annual earnings for 2013 included an out-of-period adjustment recorded in the first quarter which favorably impacted gross profit by $0.8 million or $0.02 per share. Excluding this adjustment and the pension settlement expense in 2014, adjusted diluted earnings per share for the 2014 year were $1.28 compared to $1.39 for 2013.

Clarence H. Smith, chairman, president and CEO, said, "We finished 2014 with a strong fourth quarter led by solid sales growth and advancement on several operational fronts.  As we reported in our January sales release, vendor supply and import flow improved enabling us to increase delivered sales.  Our teams worked to ensure that we would have robust warehouse inventory levels and product on the water in advance of the Chinese New Year supply interruption to meet sales demand.  The west coast port congestion caused by unresolved labor contract tension has resulted in some delivery delays to our customers in the western portion of our footprint and higher supply chain costs for imports.  We are encouraged by the recent news of a settlement and will continue to take all practical mitigating steps until the ports recover.

NEWS RELEASE – FEBRUARY 23, 2015 –  Page 2

Our store activity in the fourth quarter strengthened our position in existing markets and preparations are underway to enter three new ones in 2015.  The first Havertys Style Studio opened in October and is our new urban format store featuring an enhanced focus on our design service.  Our custom upholstery tool and 3D room planner are now available online to the consumer and are part of a holistic website and mobile technology improvement initiative.

We are aggressively positioning Havertys as "the preferred store" to make our customers' visions of their homes come true.  This is an overarching program, encompassing better quality products, improved service, additional design tools, our H design professionals and more targeted messaging and advertising.  This will allow us to further separate Havertys from the promotional furniture stores and earn the business from the discriminating on trend customer.

In December, we completed the significant process of settling the obligations related to our pension plan.  This plan was frozen in 2006 as we moved to an emphasis on the employee savings/retirement 401(k) plan.  The pension plan reached an overfunded status in 2013 and by terminating the Plan and settling the obligations we were able to provide continued security to the plan's participants and eliminate volatile pension costs and funding requirements in the future for Havertys.

Financial Highlights

Fourth Quarter 2014 Compared to Fourth Quarter 2013

•	As previously reported, net sales increased 8.6% to $213.0 million. Comparable store sales were up 8.3%. Total written business was up 6.7% in total and increased 5.9% for comparable stores.
•
Gross profit margins decreased 40 basis points from the all-time quarterly high last year to 53.6% consistent with the Company guidance given in our third quarter earnings release.  This decrease was related to flat delivery revenue, slightly higher close-out sales and a year-over-year negative impact of $0.2 million, or 10 basis points, from changes in the LIFO reserve.

•	Selling, general and administrative costs as a percent of sales declined 50 basis points to 45.6% from 46.1%. The change results from better leverage of costs.
•	A non-cash charge of $21.6 million was recorded for pension expense from the termination and settlement of all obligations of our defined benefit plan.
•	Income tax expense includes $6.9 million from the release of a valuation allowance in accumulated other comprehensive income related to the settled pension obligations.
•
We opened three stores, two of which were relocations and one a new urban format and closed one location.  We also substantially completed the efforts necessary for a new store which opened in mid-January 2015.

Twelve Months ended December 31, 2014 Compared to Same Period of 2013

•	As previously reported, net sales increased 3.0% to $768.4 million. Comparable store sales were up 3.6%.
•
Gross profit was $412.4 million, or 53.7% of net sales, which includes a year-over-year negative impact of $0.5 million from changes in the LIFO reserve.  In the first quarter of 2013 a $0.8 million positive out-of-period adjustment was recorded.  Excluding the impact of that adjustment, gross profit in 2013 was 53.7%, the same as in 2014.

•
Selling, general and administrative costs increased 80 basis points as a percent of sales to 47.5% from 46.7%.  Our variable costs as a percent of net sales increased to 17.5% in 2014 from 16.7% and 10 basis points above guidance.  This was due in part to the expansion of our in-home design program and as labor and insurance costs increased in our delivery and warehouse operations. Our fixed and discretionary expenses of $230.5 million rose 3% over the 2013 level, approximately $2.0 million below Company guidance.

•	Our retail store count at December 31, 2014 and 2013 was 119.

NEWS RELEASE – FEBRUARY 23, 2015 –  Page 3

Expectations and Other

•
Comparable store written business for the first quarter to date of 2015 is up approximately 6.1% over the same period last year.  Total written business quarter to date is up 7.2% for the same period last year.

•
We expect our Q-1 2015 gross profit margins will be in the 53.3% to 53.5% range, as the costs of importing have increased with port congestion hurting container availability and frequency of vessel sailings resulting from the west coast port labor issues.  Annual gross profit margins for 2015 are expected to be approximately 53.3% reflecting some continued higher import costs and the impact of increased competition in certain of our markets.

•
SG&A expenses for the full year in 2015 should be leveraged with continuing sales growth.  We do expect  increases in our period costs due to occupancy costs for new store locations, staffing, advertising spend and inflation. Fixed and discretionary type expenses within SG&A costs for 2015 are expected to be $239 to $241 million, up approximately 3.5% to 5% over those same costs in 2014.  These expenses should average approximately $60 million per quarter, and are expected to be slightly higher for the second half of the year in connection with our expansion activity.  Variable SG&A expenses should be in the 17.3% to 17.5% range as a percent of sales for 2015 and other non-SG&A costs, net of credit revenues, are expected to be $2.7 million.

•	Our effective tax rate for 2015 is expected to be in the 38.5% to 38.8% range.
•
Planned Capital expenditures for 2015 are $31.0 million.  In addition to the store opened in January, our 2015 plans include three new locations each in a new market, one store in an existing market and the expansion and remodeling of three locations. We also plan to close one store at the end of its lease term.  These changes will increase selling square footage approximately 3.8% and our store count will increase by four during 2015 to 123 assuming the store changes occur as planned.

NEWS RELEASE – FEBRUARY 23, 2015 –  Page 4

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(In thousands, except per share data – Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Net sales	$212,999	$196,164	$768,409	$746,090
Cost of goods sold	98,843	90,164	356,043	344,594
Gross profit	114,156	106,000	412,366	401,496
Credit service charges	75	79	298	320
Gross profit and other revenue	114,231	106,079	412,664	401,816

Expenses:
Selling, general and administrative	97,139	90,454	364,654	348,599
Pension settlement expense	21,623	—	21,623	—
Provision for doubtful accounts	54	24	257	120
Other income, net	8	(452)	(178)	(497)
	118,824	90,026	386,356	348,222

Income (loss) before interest and income taxes	(4,593)	16,053	26,308	53,594
Interest expense, net	385	270	1,051	1,107

Income (loss) before income taxes	(4,978)	15,783	25,257	52,487
Income tax expense	5,214	6,102	16,668	20,222
Net income	$(10,192)	$9,681	8,589	$32,265

Other comprehensive income (loss), net of tax
Defined benefit pension plan adjustments: Settlement of pension plan	$13,641	$—	$13,641	$—
Other	(641)	7,082	(397)	7,966
Total other comprehensive income (loss)	$13,000	$7,082	$13,244	$7,966

Comprehensive income	$2,808	$16,763	21,833	$40,231

Diluted earnings (loss) per share:
Common Stock	$(0.45)	$0.42	$0.37	$1.41
Class A Common Stock	$(0.43)	$0.41	$0.33	$1.35

Cash dividends per share:
Common Stock	$0.080	$0.080	$1.32	$0.240
Class A Common Stock	$0.075	$0.075	$1.25	$0.225

NEWS RELEASE – FEBRUARY 23, 2015 –  Page 5

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands - Unaudited)

	December 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$65,481	$83,185
Investments	7,250	—
Restricted cash and cash equivalents	8,017	7,016
Accounts receivable	7,146	8,172
Inventories	107,139	91,483
Prepaid expenses	6,418	6,494
Other current assets	8,010	4,349
Total current assets	209,461	200,699

Accounts receivable, long-term	731	832
Property and equipment	225,162	189,242
Deferred income tax	17,610	13,253
Other assets	8,023	13,829
Total assets	$460,987	$417,855

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$24,152	$21,810
Customer deposits	23,687	19,008
Accrued liabilities	39,960	36,338
Deferred income tax	5,689	—
Current portion of lease obligations	2,387	959
Total current liabilities	95,875	78,115

Lease obligations, less current portion	46,678	16,196
Other liabilities	26,351	25,280
Total liabilities	168,904	119,591

Stockholders' equity	292,083	298,264
Total liabilities and stockholders' equity	$460,987	$417,855

NEWS RELEASE – FEBRUARY 23, 2015 – Page 6

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands – Unaudited)

	Year Ended December 31,
	2014	2013
Cash Flows from Operating Activities:
Net income	$8,589	$32,265
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,613	21,450
Stock-based compensation expense	3,319	3,323
Tax benefit from stock-based plans	(896)	(1,754)
Deferred income taxes	4,800	(652)
Provision for doubtful accounts	257	120
Pension settlement expense	21,623	—
Other	641	459
Changes in operating assets and liabilities:
Accounts receivable	870	1,400
Inventories	(15,656)	5,419
Customer deposits	4,679	(1,955)
Other assets and liabilities	(2,023)	(2,638)
Accounts payable and accrued liabilities	6,638	(1,548)
Net cash provided by operating activities	55,454	55,889

Cash Flows from Investing Activities:
Capital expenditures	(30,882)	(20,202)
Purchase of certificates of deposit	(10,000)	—
Restricted cash and cash equivalents	(1,001)	(3)
Other investing activities	511	85
Net cash used in investing activities	(41,372)	(20,120)

Cash Flows from Financing Activities:
Payments on lease obligations	(1,088)	(867)
Proceeds from exercise of stock options	—	872
Tax benefit from stock-based plans	896	1,754
Dividend paid	(29,780)	(5,353)
Common stock repurchased and retired	(804)	—
Other financing activities	(1,010)	(2,540)
Net cash used in financing activities	(31,786)	(6,134)
Increase (decrease) in cash and cash equivalents	(17,704)	29,635
Cash and cash equivalents at beginning of year	83,185	53,550
Cash and cash equivalents at end of year	$65,481	$83,185

NEWS RELEASE – FEBRUARY 23, 2015 –  Page 7
Non-GAAP Financial Measures and Definitions of Certain Financial Measures:
Reconciliations – EBIT, Adjusted Net Income and Adjusted Earnings per Diluted Share
We have included financial measures that are not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. The non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such. We use the non-GAAP measures "EBIT," "adjusted net income" and "adjusted earnings per diluted share." Management believes these non-GAAP financial measures provide our board of directors, investors, potential investors, securities analysts and others with useful information to evaluate the performance of the Company because it excludes the impact of the pension settlement expense and another specific item that management believes are not indicative of the ongoing operating results of the business. The Company and our board of directors use this information to evaluate the Company's performance relative to other periods. We believe that the most directly comparable GAAP measures to EBIT, adjusted net income and adjusted diluted earnings per share are "Income before interest and income taxes," "Net income" and "Diluted earnings per share."  Set forth at the beginning of this press release is a reconciliation of adjusted diluted earnings per share to diluted earnings per share. EBIT is equal to Income before interest and income taxes and set forth below is a reconciliation of adjusted net income to Net income:
	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2014	2013	2014	2013

EBIT	$(4,593)	$16,053	$26,308	$53,594

Pension settlement expenses	21,623	—	21,623	—
Q-1 2013 gross profit adjustment	—	—	—	(835)
Adjusted EBIT	$17,030	$16,053	$47,931	$52,759

Adjusted EBIT as a percent of net sales	8.0%	8.2%	6.2%	7.1%

Adjusted EBIT	$17,030	$16,053	$47,931	$52,759
Interest expense, net	385	270	1,050	1,107
Adjusted income before income taxes	$16,645	$15,783	$46,881	$51,652

Net income (loss)	$(10,192)	$9,681	$8,589	$32,265
Pension settlement expense, net of tax	20,725	—	20,725	—
Out-of-period adjustment, net of tax	—	—	—	(518)

Adjusted net income	$10,533	$9,681	$29,314	$31,747

SG&A Expense Classification

We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, as well as all advertising and administrative costs.

NEWS RELEASE – FEBRUARY 23, 2015 –  Page 8

Earnings Per Share

We report our earnings per share using the two-class method.  The income or loss per share for each class of common stock is calculated assuming 100% of our earnings or losses are distributed as dividends to each class of common stock based on their contractual rights.

The Common Stock of the Company has a preferential dividend rate of at least 105% of the dividend paid on the Class A Common Stock. The Class A Common Stock, which has ten votes per share as opposed to one vote per share for the Common Stock (on all matters other than the election of directors), may be converted at any time on a one-for-one basis into Common Stock at the option of the holder of the Class A Common Stock.

The following is a reconciliation of the earnings (loss) and number of shares used in calculating the diluted earnings (loss) per share for Common Stock and Class A Common Stock (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Numerator:
Common:
Distributed earnings	$1,643	$1,607	$27,077	$4,787
Undistributed earnings (loss)	(10,920)	7,081	(19,220)	23,972
Basic	(9,277)	8,688	7,857	28,759
Class A Common earnings (loss)	—	993	732	3,506
Diluted	$(9,277)	$9,681	$8,589	$32,265

Class A Common:
Distributed earnings	$161	$182	$2,703	$566
Undistributed earnings (loss)	(1,077)	811	(1,971)	2,940
	$(916)	$993	$732	$3,506

Denominator:
Common:
Weighted average shares outstanding - basic	20,551	20,097	20,426	19,865
Assumed conversion of Class A Common Stock	—	2,417	2,199	2,558
Dilutive options, awards and common stock equivalents	—	387	315	392

Total weighted-average diluted Common Stock	20,551	22,901	22,940	22,815

Class A Common:
Weighted average shares outstanding	2,129	2,417	2,199	2,558

Basic net earnings (loss) per share
Common Stock	$(0.45)	$0.43	$0.38	$1.45
Class A Common Stock	$(0.43)	$0.41	$0.33	$1.37

Diluted earnings (loss) per share:
Common Stock	$(0.45)	$0.42	$0.37	$1.41
Class A Common Stock	$(0.43)	$0.41	$0.33	$1.35

NEWS RELEASE – FEBRUARY 23, 2015 –  Page 9

Due to the net loss position for the three months ended December 31, 2014 the denominator in the above computation of diluted earnings (loss) per share for that period excluded the assumed conversion of the Class A Common Stock and 271,000 of awards and common stock equivalents because their inclusion would be anti-dilutive.

About Havertys

Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 120 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges.  Additional information is available on the company's website at www.havertys.com.

News releases include forward-looking statements, which are subject to risks and uncertainties.  Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the company's reports filed with the SEC.

Conference Call Information

The company invites interested parties to listen to the live audiocast of the conference call on Tuesday, February 24, 2015 at its website, www.havertys.com under the investor relations section. If you can not listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 12:00 p.m. EDT through Tuesday, March 3, 2015. The number to access the telephone playback is 1-800-203-1112 (access code: 8957822#).

Contact:
Havertys 404-443-2900
Dennis L. Fink
EVP & CFO
Jenny Hill Parker
SVP, finance, secretary and treasurer

SOURCE:  Havertys